Exhibit 99.1

HFF, Inc. reports second quarter 2016 financial and transaction production results

HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the second quarter of 2016. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Second Quarter 2016 Highlights

•	Revenue was $117.7 million, compared to $125.0 million in the prior year.

•	Net income was $15.8 million, as compared to $21.2 million in the prior year period.

•	Net income per diluted share $0.41, as compared to $0.55 during the prior year’s second quarter.

•	Adjusted EBITDA was $28.0 million versus $35.3 million in the prior year period.

First Six Months of 2016 Highlights

•	Revenue grew to $235.2 million, which is a 7.3% year-over-year increase.

•	Net income was $29.7 million, as compared to $30.6 million in the prior year period.

•	Net income per diluted share was $0.77, as compared to $0.80 during the prior year’s first six months.

•	Adjusted EBITDA was relatively flat at $52.7 million compared to $53.2 million in the prior year period.

“Transaction volumes in the U.S. commercial real estate industry for the second quarter and first six months of 2016 were lower as compared to the same periods in 2015. There are a number of factors creating a challenging capital markets environment, including but not limited to, an unsettled sentiment among investors due to general economic uncertainty regarding domestic and global growth, heightened near term volatility created by the Brexit vote, as well as increased regulatory scrutiny among financial institutions. While some of these headwinds are expected to persist into the second half of 2016, it does not change our

HFF reports second quarter 2016 financial results

long-term view of the fundamental drivers of the U.S. commercial real estate transaction activity as evidenced by the increases in our overall headcount during the last 12 months representing the largest such gain in HFF’s history,” said Mark Gibson, chief executive officer of HFF.

“Despite the headwinds and their impact on the industry’s transaction activity in the first six months of 2016, HFF’s transaction volumes increased across all business lines during the same period driving revenues higher. We continue to benefit from our integrated platform, as well as the outstanding efforts of our associates who provide value-added solutions and services to our clients. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the ongoing strategic investments we continue to make in our business will continue to increase our market presence in the real estate transaction services business,” added Mark Gibson.

Results for the Second Quarter Ended June 30, 2016

The Company’s revenues were $117.7 million for the second quarter of 2016, which represents a decrease of $7.3 million, or 5.9% compared to revenues of $125.0 million for the second quarter of 2015. The Company generated operating income of $17.6 million during the second quarter of 2016, a decrease of $8.1 million, or 31.6% when compared to operating income of $25.7 million for the second quarter of 2015. This decrease in operating income is primarily due to the 5.9% decrease in revenues, in addition to (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 105 associates during the last twelve months, (b) increases in non-cash stock compensation, and (c) increases in other operating expenses due to the increase in headcount.

Interest and other income, net, totaled $8.7 million in the second quarter of 2016, a decrease of $0.7 million, or 7.8%, when compared to $9.5 million in the second quarter of 2015. This decrease is primarily a result of a reduction in securitization and other agency-related income.

The Company reported net income for the quarter ended June 30, 2016 of $15.8 million, a decrease of approximately $5.4 million, or 25.2%, when compared to net income of $21.2 million for the quarter ended June 30, 2015. For the quarter ended June 30, 2016 net income per diluted share was $0.41 compared to $0.55 for the second quarter of 2015, representing a 25.5% decrease.

HFF reports second quarter 2016 financial results

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2016 was $28.0 million, which represents a decrease of $7.3 million, or 20.8%, when compared to $35.3 million in the second quarter of 2015. This decrease in Adjusted EBITDA is attributable to the lower revenue and increase in operating costs. The Adjusted EBITDA margin for the second quarter of 2016 was 23.8%, a 450 basis point decrease as compared to an Adjusted EBITDA margin of 28.3% in the second quarter of 2015.

Results for the Six Months Ended June 30, 2016

The Company reported revenues of $235.2 million for the six months ended June 30, 2016, which represents an increase of $15.9 million, or 7.3% compared to revenues for the first six months of 2015 of $219.3 million. The Company generated operating income of $34.3 million during the first half of 2016, a decrease of $2.6 million, or 7.1% when compared to operating income of $36.9 million for the first half of 2015. This decrease in operating income is primarily due to (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 105 associates during the last twelve months, (b) an increase in non-cash stock compensation and (c) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These costs were partially offset by the increase in revenues.

Interest and other income, net, totaled $15.1 million for the six months ended June 30, 2016 compared to $15.0 million for the six months ended June 30, 2015.

The Company reported net income for the six month period ended June 30, 2016 of $29.7 million, a decrease of approximately $0.9 million, or 2.8%, when compared to net income of $30.6 million for the six month period ended June 30, 2015. For the six month period ended June 30, 2016, net income per diluted share was $0.77, or a 3.8% decrease when compared to $0.80 for the six month period ended June 30, 2015.

Adjusted EBITDA for the six month period ended June 30, 2016 was $52.7 million, which represents a decrease of $0.5 million, or 0.9%, when compared to $53.2 million in the comparable period in 2015. This decrease in Adjusted EBITDA is primarily attributable to the increases in operating costs associated with the additional headcount as well as a reduction in other agency-related income. The Adjusted EBITDA margin for the six month period ended June 30, 2016 was 22.4%, a 180 basis point decrease, compared to an Adjusted EBITDA margin of 24.2% in the comparable period in 2015.

HFF reports second quarter 2016 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
	2016	2015	2016	2015
Revenue	$117,665	$124,992	$235,195	$219,263
Operating expenses:
Cost of services	66,486	69,342	134,988	125,721
Operating, administrative and other	30,701	27,787	60,319	52,324
Depreciation and amortization	2,893	2,162	5,562	4,281

Total expenses	100,080	99,291	200,869	182,326
Operating income	17,585	25,701	34,326	36,937
Interest and other income, net	8,739	9,476	15,056	15,017
Interest expense	(11)	(11)	(24)	(22)
(Increase) decrease in payable under the tax receivable agreement	—	—	—	1,091

Income before income taxes	26,313	35,166	49,358	53,023
Income tax expense	10,467	13,992	19,636	22,440

Net income	$15,846	$21,174	$29,722	$30,583

Earnings per share - basic	$0.41	$0.56	$0.78	$0.81
Earnings per share - diluted	$0.41	$0.55	$0.77	$0.80
Weighted average shares outstanding - basic	38,263,657	37,993,887	38,215,246	37,944,922
Weighted average shares outstanding - diluted	38,961,753	38,461,869	38,667,842	38,315,071
Adjusted EBITDA	$27,977	$35,316	$52,693	$53,150

HFF reports second quarter 2016 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended June 30,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$8,522,889	305	$9,820,589	320	$(1,297,700)	-13.2%	(15)	-4.7%
Investment Sales	7,371,967	177	7,981,062	180	(609,095)	-7.6%	(3)	-1.7%
Equity Placement	1,187,652	39	937,066	39	250,586	26.7%	—	0.0%
Loan Sales	70,285	7	95,568	10	(25,283)	-26.5%	(3)	-30.0%

Total Transaction Volume	$17,152,793	528	$18,834,285	549	$(1,681,492)	-8.9%	(21)	-3.8%

Average Transaction Size	$32,486		$34,307		$(1,820)	-5.3%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,369,300		$2,931,300		$438,000	14.9%
Loan Servicing Portfolio Balance	$54,709,241	2,758	$44,700,176	2,580	$10,009,065	22.4%	178	6.9%

Production volumes for the second quarter of 2016 totaled $17.2 billion on 528 transactions representing reductions of 8.9% in production volume and 3.8% in the number of transactions when compared to the production volumes of approximately $18.8 billion on 549 transactions for the second quarter of 2015. The average transaction size for the second quarter of 2016 was $32.5 million, which is approximately 5.3% lower than the comparable figure of approximately $34.3 million for the second quarter of 2015.

•	Debt Placement production volume was approximately $8.5 billion in the second quarter of 2016, representing a decrease of 13.2% from second quarter of 2015 volume of approximately $9.8 billion.

•	Investment Sales production volume was approximately $7.4 billion in the second quarter of 2016, a decrease of 7.6% from second quarter of 2015 volume of approximately $8.0 billion.

•	Equity Placement production volume was approximately $1.2 billion in the second quarter of 2016, an increase of 26.7% over the second quarter of 2015 volume of approximately $0.9 billion.

HFF reports second quarter 2016 financial results

•	Loan Sales production volume was approximately $70.3 million for the second quarter of 2016, a decrease of 26.5% from the $95.6 million of volume in second quarter 2015.

•	At the end of the second quarter of 2016, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $3.4 billion compared to approximately $2.9 billion at the end of the second quarter of 2015, representing a 14.9% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $54.7 billion at the end of the second quarter of 2016, representing an increase of approximately $10.0 billion, or 22.4%, from $44.7 billion at the end of the second quarter of 2015.

Six Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Six Months Ended June 30,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$18,031,437	604	$17,657,317	594	$374,120	2.1%	10	1.7%
Investment Sales	15,593,804	352	13,593,030	354	2,000,774	14.7%	(2)	-0.6%
Equity Placement	1,820,928	74	1,440,818	62	380,110	26.4%	12	19.4%
Loan Sales	360,732	12	351,139	15	9,593	2.7%	(3)	-20.0%

Total Transaction Volume	$35,806,901	1,042	$33,042,304	1,025	$2,764,597	8.4%	17	1.7%

Average Transaction Size	$34,364		$32,236		$2,127	6.6%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,369,300		$2,931,300		$438,000	14.9%
Loan Servicing Portfolio Balance	$54,709,241	2,758	$44,700,176	2,580	$10,009,065	22.4%	178	6.9%

Production volumes for the six months ended June 30, 2016 totaled approximately $35.8 billion on 1,042 transactions, representing an 8.4% increase in production volume and a 1.7% increase in the number of transactions when compared to the production volumes of approximately $33.0 billion on 1,025 transactions for the comparable period in 2015. The average transaction size for the six months ended June 30, 2016 was $34.4 million, representing a 6.6% increase over the comparable figure of $32.2 million in the six months ended June 30, 2015.

HFF reports second quarter 2016 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 863 associates as of June 30, 2016, which represents a net increase of 105, or 13.9%, over the comparable total of 758 associates as of June 30, 2015. HFF’s total number of transaction professionals reached 311 as of June 30, 2016, which represents a net increase of 25, or 8.7% over the comparable total of 286 transaction professionals as of June 30, 2015. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 13 of the Company’s twenty-three offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2016 financial results on July 26, 2016 at 8:30 a.m. Eastern Time. To listen, participants should dial 855-307-9216 (U.S. callers) or 330-578-2801 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 42419202. A replay will become available after 11:30 a.m. Eastern Time on July 26, 2016 and will continue through August 2, 2016, by dialing 855-859-2056 (U.S. callers) and 404-537-3406 (international callers) and entering participant code 42419202.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on July 26, 2016 beginning at 8:30 a.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports second quarter 2016 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 23 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2016 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$176,675	$233,904
Accounts receivable, receivable from affiliate and prepaids	15,830	13,305
Mortgage notes receivable	150,570	318,951
Property, plant and equipment, net	12,895	13,592
Deferred tax asset, net	119,278	129,877
Intangible assets, net	35,032	30,734
Other noncurrent assets	2,525	2,167

Total assets	$512,805	$742,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$149,855	$318,618
Accrued compensation, accounts payable and other current liabilities	48,030	77,376
Long-term debt (includes current portion)	901	1,014
Deferred rent credit and other liabilities	10,100	9,827
Payable under the tax receivable agreement	121,191	121,191

Total liabilities	330,077	528,026
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,082,582 and 37,854,312 shares outstanding, respectively	384	383
Additional paid in capital	126,364	117,216
Treasury stock	(11,668)	(11,378)
Retained earnings	67,648	108,283

Total equity	182,728	214,504

Total liabilities and stockholders’ equity	$512,805	$742,530

HFF reports second quarter 2016 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports second quarter 2016 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and six months ended June 30, 2016 and 2015:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$15,846	$21,174	$29,722	$30,583
Add:
Interest expense	11	11	24	22
Income tax expense	10,467	13,992	19,636	22,440
Depreciation and amortization	2,893	2,162	5,562	4,281
Stock-based compensation	3,197	2,294	6,036	4,544
Valuation of mortgage servicing rights	(4,437)	(4,317)	(8,287)	(7,629)
Increase (decrease) in payable under the tax receivable agreement	—	—	—	(1,091)

Adjusted EBITDA	$27,977	$35,316	$52,693	$53,150

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

###